Exhibit 99.1

Ness Technologies Announces
Record First Quarter 2006 Financial Results

Net Income Rises 29% Year-over-Year on a 21% Increase in Revenues

Hackensack, NJ — May 8, 2006 — Ness Technologies, Inc. (NASDAQ: NSTC), a global provider of IT services and solutions, today announced financial results for the first quarter ended March 31, 2006.

First Quarter 2006 Highlights:

•                  Diluted net earnings per share was $0.18, compared to $0.14 in the first quarter of 2005.

•                  Operating income increased to $7.9 million, up 35% year-over-year.

•                  Net income from continuing operations reached a record $6.3 million, up 29% year-over-year.

•                  Revenues reached a record $107.0 million, up 21% year-over-year.

•                  Backlog increased to a record $527 million, up 28% year-over-year.

•                  Global workforce increased by 1,055 sequentially to 7,000.

•                  Acquisition of Innova Solutions was completed, strengthening Indian offshore capabilities.

“The strength of our first quarter results, including record revenue, net income from continuing operations and backlog sets a solid foundation for achieving our business objectives in 2006, as we enter our second year as a public company,” said Raviv Zoller, President and Chief Executive Officer of Ness Technologies. “Once again, we showed significant momentum in our Eastern European and Indian offshore operations, as well as in our financial services and defense verticals. We also reached two significant benchmarks in the quarter as our backlog surpassed the $500 million milestone and our global headcount reached 7,000 employees. We remain optimistic in our outlook for 2006 based on our proven strategic business model, a robust demand environment within our key geographic and vertical business segments as well as our strong backlog.”

Ness’ first quarter 2006 revenues totaled $107.0 million, an increase of $18.6 million or 21%, compared to $88.4 million in the first quarter of 2005.

First quarter 2006 operating income increased to $7.9 million, an increase of $2.0 million or 35%, compared to $5.9 million in the first quarter of 2005.

First quarter 2006 net income increased to $6.3 million, an increase of $1.4 million or 29%, compared to $4.9 million in the first quarter of 2005. Diluted net earnings per share for the first quarter of 2006 were $0.18 compared to $0.14 in the first quarter of 2005.

Backlog as of March 31, 2006 increased to $527 million, up 28% compared to $412 million as of March 31, 2005.

“During the first quarter Ness continued to gain operating leverage, as we increased the billable component of our worldwide staff to 87.4% of total employees,” stated Ytzhak Edelman, Chief Financial Officer and deputy to the CEO, Ness Technologies. “We continue to focus on improving operating efficiencies and managing financial expenses across our global platform. Despite the significant use of cash in the first quarter for acquisition payments and prior-period tax payments, we were able to significantly reduce our financial expenses, by 86% compared to the first quarter of 2005. We remain focused on further increasing our operating and net margin, managing our debt-to-equity ratio and integrating our new acquisitions efficiently. These first quarter financial results also mark a change in our quarterly reporting process, as we begin reporting segment data for the first time — in keeping with the strategic alignment of our organizational structure implemented over the last few months.”

Guidance

For the second quarter 2006 Ness expects to generate revenues in the range of $112 million to $118 million and diluted net earnings per share in the range of $0.14 to $0.17. This guidance takes into account the integration costs associated with our acquisition of Innova, which are expected in the second quarter.

For the full year 2006, Ness reiterates its guidance of revenues in the range of $470 million to $485 million and diluted net earnings per share in the range of $0.80 to $0.85, excluding an expected full-year $0.01 impact associated with expensing of stock-based compensation under the Financial Accounting Standards Board’s Statement 123(R), which the Company adopted effective January 1, 2006.

Conference Call Details

Ness Technologies President and Chief Executive Officer, Raviv Zoller, and Chief Financial Officer and deputy to the CEO, Ytzhak Edelman, will conduct a conference call to discuss the first quarter 2006 results, which will be simultaneously webcast at 9:00 A.M. Eastern Time / 6:00 A.M. Pacific Time on Monday, May 8, 2006.

To access the Ness Technologies first quarter 2006 earnings conference call participants in North America should dial 1-800-399-0427 and international participants should dial 1-706-634-5453. A live webcast of the conference call will be available on the investor relations page of the Ness Technologies corporate web site at www.ness.com. Please visit the web site at least 15 minutes early to register for the teleconference webcast and download any necessary audio software. A replay of the call will be available on the web site approximately two hours after the conference call is completed.

About Ness Technologies

Ness Technologies (NASDAQ: NSTC) is a global provider of end-to-end IT services and solutions designed to help clients improve competitiveness and efficiency. Specializing in outsourcing and offshore, systems integration and application development, software and consulting, and quality assurance and training, Ness serves a blue-chip client base of over 500 public- and private-sector customers. With 7,000 employees, Ness maintains operations in 15 countries across North America, Europe and Asia, and more than 100 alliances and partnerships around the world. For more information about Ness Technologies, visit www.ness.com.

Forward Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often are preceded by words such as “believes,” “expects,” “may,” “anticipates,” “plans,” “intends,” “assumes,” “will” or similar expressions. Forward-looking statements reflect management’s current expectations, as of the date of this press release, and involve certain risks and uncertainties. Ness’ actual results could differ materially from those anticipated in these forward looking statements as a result of various factors. Some of the factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements include the “Risk Factors” described in Ness’ Annual Report of Form 10-K filed with the Securities and Exchange Commission on March 15, 2006.

Media contact:
David Kanaan
USA: 1-888-244-4919
Intl: +972-3-540-8188
Email: media.int@ness.com

Investor contact:
Drew Wright
USA: 1-888-267-8160
Email: investor@ness.com

NESS TECHNOLOGIES, INC.
AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
U.S. dollars in thousands (except per share data)

	Three months ended March 31,
	2005	2006
	(unaudited)
Statement of Operations Data:
Revenues	$88,405	$107,042
Cost of revenues	62,492	75,667
Provision for losses (reverse of losses) on uncompleted contracts, net	85	48
Gross profit	25,828	31,326

Selling and marketing	7,031	8,491
General and administrative	12,942	14,930
Total operating expenses	19,973	23,421

Operating income	5,855	7,905
Financial income (expenses), net	(426)	(61)
Other expenses, net	—	(39)
Income before taxes on income	5,429	7,805

Taxes on income	602	1,468
Equity in net earnings (losses) of affiliates	(2)	—
Minority interests in losses (earnings) of a subsidiary	101	—
Net income	$4,926	$6,337

Basic net earnings per share	$0.15	$0.18
Diluted net earnings per share	$0.14	$0.18

Weighted average number of shares (in thousands) used in computing basic net earnings per share	33,755	34,870
Weighted average number of shares (in thousands) used in computing diluted net earnings per share	35,545	36,180

	Revenues		Operating Income
	Three months ended March 31,		Three months ended March 31,
	2005	2006	2005	2006
	(unaudited)		(unaudited)
Segment Data:
Managed Strategic Services (MSS)	$19,623	$22,101	$1,883	$2,939
Technologies & Systems Group (TSG)	11,647	12,296	1,640	1,861
Ness Europe	7,652	18,439	797	1,513
Ness Israel	42,678	44,009	3,217	2,621
Other	6,805	10,197	(321)	461
Unallocated Expenses	—	—	(1,361)	(1,490)
	$88,405	$107,042	$5,855	$7,905

NESS TECHNOLOGIES, INC.
AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
U.S. dollars in thousands

	December 31,	March 31,
	2005	2006
		(unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$33,579	$31,238
Short-term bank deposits	39,561	26,573
Marketable securities	2,651	2,659
Trade receivables (net of allowance for doubtful accounts)	99,097	99,517
Unbilled receivables	28,545	37,345
Other accounts receivable and prepaid expenses	13,664	15,290
Inventories and work in progress	2,506	1,126
Total current assets	219,603	213,748

LONG-TERM ASSETS:
Long-term prepaid expenses	4,816	5,377
Marketable securities	32	115
Deferred income taxes	5,271	2,292
Severance pay fund	35,845	35,605
Total long-term assets	45,964	43,389

Property and equipment, net	21,308	24,316
Other intangible assets, net	7,938	11,282
Goodwill	159,421	169,232
Total assets	$454,234	$461,967

CURRENT LIABILITIES:
Short-term bank loans and credit	$21,011	$36,442
Current maturities of long-term debt	6,862	6,433
Trade payables	35,259	30,607
Advances from customers	7,670	8,593
Other accounts payable and accrued expenses	82,657	73,409
Total current liabilities	153,459	155,484

LONG-TERM LIABILITIES:
Long-term debt, net of current maturities	6,294	5,288
Excess of losses over investment in affiliates	257	342
Accrued severance pay	39,722	39,658
Total long-term liabilities	46,273	45,288

Total stockholders’ equity	254,502	261,195
Total liabilities and stockholders’ equity	$454,234	$461,967